Exhibit 99.1

CONTACTS AT EPIX
Peyton Marshall, CFO
Sydney Barrett, Investor Relations
(617) 250-6012

FOR IMMEDIATE RELEASE
March 31, 2003

EPIX Selects EP-2104R for Clinical Development
–New molecularly-targeted MRI contrast agent designed for high resolution blood clot imaging–

Cambridge, MA, March 31, 2003 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced the selection of a novel compound to move toward clinical development. The compound, named EP-2104R, is an imaging agent specifically designed to enable detection of thrombus, or blood clots, in humans using MRI. EPIX expects to enter human trials with this contrast agent in 2004.

"We are excited to announce that EP-2104R is our lead compound selected for human clinical trials. EP-2104R is the culmination of a five year research effort and represents a new state-of-the-art for molecularly-targeted MR contrast agents," said Michael D. Webb, Chief Executive Officer at EPIX. "Blood clots are responsible for a wide range of serious diseases affecting millions of people. There is still no single high resolution imaging technique available to directly visualize blood clots in patients. We believe that this technology may provide a diagnostic exam for both early detection of blood clots in arteries and veins throughout the body and better risk assessment for patients, with one injection and one imaging session, enabling more effective management of therapeutic intervention."

There is a significant unmet clinical need for a simple, accurate, minimally-invasive and high-resolution imaging modality for visualizing blood clots. Blood clots are implicated in several diseases, including: deep vein thrombosis (DVT); clots in the lung, or pulmonary embolism (PE); irregular heartbeat, or atrial fibrillation; and stroke. For the diagnosis of DVT, more than three million ultrasound procedures are performed annually in the U.S. alone. Approximately one million nuclear scans (V/Q scans) are performed annually for the diagnosis of PE, and studies estimate that more than two-thirds of these V/Q scans do not provide sufficient information for a diagnosis. Clot formation in the chambers of the heart is a risk for the more than two million patients with atrial fibrillation; diagnosis of clots in these patients often involves transesophogeal echocardiography, a relatively invasive form of ultrasound. Finally, blood clots are responsible for approximately 80% of the 700,000 strokes that occur annually in the US, and a variety of imaging tests are used to search for possible sources of clots in order to treat these patients. For many stroke patients, the source of the stroke is never detected using currently available imaging tests. EPIX will also explore the detection of blood clots in patients with acute coronary syndromes.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's first product under development, MS-325, is an investigational new drug currently in Phase III clinical trials, designed to enhance MRI for detection of vascular disease. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical web site at www.epixmed.com.

This press release contains forward-looking statements based on current expectations of the Company's management. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the risks discussed in EPIX Medical's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in other reports the Company files with the Securities and Exchange Commission, as well as risks and uncertainties related to the conduct of, results obtained from, and enrollment in, our clinical trials, the timing associated with the filing of a New Drug Application or an Investigational New Drug Application, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our own products, competition and technological change. Forward-looking statements speak only as of the date they are made and we undertake no duty or obligation to update any forward-looking statements in light of new information or future events, unless required by law.

# # #